Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS WORLDWIDE REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Morrisville, NC--May 10, 2006--etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, today announced financial results for the first quarter, ended March 31, 2006.

Highlights
•	etrials completed the merger with CEA Acquisition Corporation on February 9, 2006 and began trading on the Nasdaq National Market on February 10, 2006
•	$24.8 million in backlog as of March 31, 2006, up from $19.3 million a year earlier
•	$20.8 million in cash and cash equivalents as of March 31, 2006, up from $1.6 million a year earlier
•	32 active customers with 119 currently active trials as of March 31, 2006 up from 26 active customers and 101 active trials a year earlier

John Cline, etrials’ CEO, stated, “First quarter results were in-line with expectations and we remain focused on the aspects of the company that have made us successful--our people, our process and our leading-edge technology. As a public company, etrials is now a more attractive partner to major pharmaceutical, biotechnology and CRO companies. In addition, the merger’s resulting capital infusion has allowed us to both expand our international presence in Europe and enhance our ability to aggressively seek the best technologies to incorporate into the etrials eClinical Suite.”

Mr. Cline continued, “This is a time of extraordinary change for our industry. We continue to see signs of increased demand for eClinical tools driven by changing regulations, safety considerations and the desire to bring drugs to market in a more efficient manner. The company is well positioned to capitalize on these market trends, fueled by both our ability to demonstrate high ROI for our clients, and to provide distinct time-to-market advantages. We believe etrials’ eClinical Suite, used as a fully integrated solution or as standalone applications, has proven to be in high demand by the marketplace. During the first quarter, we signed an important subscription licensing agreement with INC Research. The subscription model is one we will continue to leverage, as it benefits our clients by enabling effortless integration of all study data and our company by providing etrials with greater stability on the top- and bottom-line.”

2006 First Quarter Financial Results
Total revenues for the first quarter of 2006 were $2.8 million, roughly flat from the prior quarter, but down 24.3% from $3.7 million for the quarter ended March 31, 2005. The company reported a net loss before dividends and accretion of preferred stock and an induced conversion feature for the quarter of $1.0 million, as compared to net income before dividends and accretion of preferred stock of $83,396 in the first quarter of 2005.

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The company recorded charges related to dividends and accretion of preferred stock of $95,969 and $288,207 for the quarters ended March 31, 2006 and 2005, respectively.  As a result of the CEA merger, etrials preferred stock was converted into common stock and therefore preferred stock dividends and accretion were eliminated after January 2006. In addition, in order to induce certain etrials pre-merger warrant holders to exercise their warrants concurrent with the merger, the company issued these warrant holders 157,512 shares of common stock and 73,073 common stock warrants with a fair value of $1,030,000. This consideration was treated as an addition to the net loss in the computation of loss per common share for financial reporting purposes.

The net loss attributable to common stockholders for the three months ended March 31, 2006 was approximately $2.2 million, or $0.29 per basic and diluted share, based on 7.6 million weighted average shares outstanding, as compared to a net loss of approximately $204,811, or $0.07 per basic and diluted share, based on 3.1 million weighted average shares outstanding for the year earlier period.

Several items impacted the company’s results during the first quarter of 2006. They are as follows:

•
Merger Closing: etrials completed its merger with CEA Acquisition Corporation on February 9, 2006. As a result of the merger, outstanding preferred stock has been converted to common stock and pre-merger warrants have been eliminated. The merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with US GAAP for accounting and financial reporting purposes. Under this method, CEA was treated as the “acquired” company and the retained earnings deficit of etrials has been carried forward after the merger. Going forward, operations and results shown for all periods prior to the merger will be those of etrials exclusively. The company has 12,347,738 shares of common stock outstanding as of March 31, 2006.

•
Backlog and Contract Timing: The timelines of clinical trials performed by the pharmaceutical industry are traditionally difficult to predict due to regulatory and other external approvals and are subject to changes in scope of work and cancellation for a variety of reasons outside the control of etrials. Since the company recognizes revenues based upon our work performed on clinical trials under the proportional performance method of accounting, any delay in start-up or conduct of a clinical trial will negatively impact revenue recognition. As anticipated, year-over-year etrials’ revenue was negatively impacted due to delayed starts with several clinical studies; however, several of these studies have commenced in the second quarter. In addition, the company’s backlog saw offsetting positive and negative impacts in the quarter. During the period ended March 31, 2006 the company added $2.8 million in new business, but experienced FDA driven cancellations from two clients, reducing backlog by $3.6 million. Total backlog at the end of the first quarter was $24.8 million, up 28% from $19.3 million in the comparable period 2005, but down 13% from $28.5 million in the fourth quarter of 2005.

•
Pre-paid Application-hosting Discount: In April 2005, etrials entered into a software purchase agreement with a customer. Effective February 8, 2006, etrials amended this agreement and issued this customer an additional 40,897 shares of etrials common stock, resulting in a total of 139,048 common shares issued. A discount to revenues of $334,334 was recorded during the first quarter of 2006. As a result of the amendment, there are no longer any shares held in escrow and the shares issued are no longer subject to forfeiture should the customer terminate certain agreements. Accordingly, there will be no further reduction to revenue required going forward.

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•
Other Considerations: During the quarter, the company completed the amortization of the identifiable intangible assets (intellectual property) from etrials’ January 2003 acquisition of Araccel. The company recorded the final amortization expense of $54,223 versus a charge of $139,872 in the year ago period. In addition, the company reported an increase in sales and marketing expense driven by higher personnel and related costs associated with an increase in etrials’ staff, specifically in the company’s European sales operations. etrials’ focus on business development abroad is a key part of the company’s long-term strategy. Finally, the company recorded net interest income of $84,025 during the quarter as compared to net interest expense of $16,343 in the year earlier period.

Financial Position
As of March 31, 2006, the company’s balance sheet reflected total assets of $34.0 million, cash and cash equivalents of $20.8 million, working capital of $19.6 million, $0.2 million in long-term debt and long-term capital lease obligations, and stockholders’ equity of $29.0 million.

2006 Outlook
“We are positioned at the forefront of steadily increasing adoption for eClinical solutions and remain confident that etrials will see improved performance as we capitalize on robust market trends,” commented Cline. “The company is well positioned to compete for larger, more profitable clinical trials, by driving innovation and remaining focused on our core competencies.”

Based on current contract backlog and predicted new contract starts during the remainder of 2006, etrials expects to show second quarter revenue growth of over 25% from the first quarter and steady, sequential, quarter-over-quarter performance improvements in the third and fourth quarters of 2006. In-line with previous guidance, the company expects a profitable year in 2006 before non-cash stock options expense and maintains its guidance of 25% growth or $30 million in new contract awards and 40% growth to $40 million in contract backlog for 2006.

Conference Call
etrials will hold its first quarter conference call on Wednesday, May 10, 2006 at 4:30 PM ET to discuss results. To participate in the live call by telephone, please dial 800.480.2207, or for international callers, please dial 706.643.7866 and reference ID number 8336986. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.etrials.com, or by clicking http://audioevent.mshow.com/297104/. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available through May 31, 2006. A telephone audio replay will also be available through May 17, 2006, by dialing 800.642.1687 from the U.S., or 706.645.9291 for international callers, and entering conference ID number 8336986 when prompted.

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and reporting. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com.

etrials is a registered trademark of etrials Worldwide, Inc. Other marks belong to their respective owners.

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Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future new contract awards and future performance targets that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing contracts, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to sign new contracts at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 8-K/A filed with the Securities and Exchange Commission on March 31, 2006 and in subsequent quarterly reports in Form 10-QSB.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:
Investors/Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 lorra.gosselin@etrials.com	Investors: Ashton Partners Lauren Murphy 617.342.8152 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6709 mbanas@ashtonpartners.com

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etrials Worldwide, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Revenues	$2,759,663	$3,697,870

Costs and expenses:
Costs of revenues	1,696,301	1,523,089
Sales and marketing	820,654	726,600
General and administrative	920,668	884,718
Amortization of intangible assets	54,223	139,872
Research and development	430,211	333,982
Total cost and expenses	3,922,057	3,608,261
Operating (loss) income	(1,162,394)	89,609

Other income (expenses)	115,245	(6,213)
Net (loss) income	(1,047,149)	83,396
Dividends and accretion of preferred stock	(95,969)	(288,207)
Induced conversion of common stock warrants	(1,030,000)	-
Net loss attributable to common stockholders	$(2,173,118)	$(204,811)

Loss per common share:
Basic and diluted net loss per share attributable to common stockholders	($0.29)	($0.07)
Basic and diluted weighted average common shares outstanding	7,569,572	3,092,858

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etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	March 31	December 31
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,833,201	$1,650,323
Other current assets	3,566,222	2,865,310
Total current assets	24,399,423	4,515,633
Other assets	9,565,571	10,392,988
Total assets	$33,964,994	$14,908,621

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities	$4,751,725	$4,727,938
Long-term liabilities	202,869	261,329
Total liabilities	4,954,594	4,989,267

Series A and B redeemable convertible preferred stock	-	13,647,273

Stockholders' equity (deficit)	29,010,400	(3,727,919)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$33,964,994	$14,908,621